UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/12/2008

Nektar Therapeutics
(Exact name of registrant as specified in its charter)

Commission File Number:  0-24006

Delaware	94-3134940
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

201 Industrial Road, San Carlos, CA 94070
(Address of principal executive offices, including zip code)

(650) 631-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

Nektar Therapeutics (the "Company") terminated the Manufacturing and Supply Agreement, dated August 16, 2000 (the "Original Agreement") with Tech Group North America, Inc. ("Tech Group") and Bespak Europe Ltd. ("Bespak") by entering into termination agreements with Tech Group and Bespak as described below. Under the Original Agreement, the Company had agreed to purchase, and Bespak and Tech Group had agreed to manufacture and supply, the Company's Exubera inhalers. The termination of the Original Agreement was in connection with the announcement by Pfizer Inc. ("Pfizer") on October 18, 2007 that it would exit the Exubera business. On November 9, 2007, the Company entered into the Termination Agreement and Mutual Release with Pfizer, pursuant to which Pfizer paid the Company $135 million in satisfaction of all outstanding contractual obligations related to Exubera and the next-generation inhaled insulin development program. The Company anticipated the costs and expenses arising in connection with the termination of the Original Agreement described herein as part of its agreement with Pfizer. Please refer to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2007, for a full description of the agreement entered into by the Company and Pfizer on November 9, 2007.

On February 12, 2008, the Company entered into a Termination and 2008 Continuation Agreement (the "TCA") with Tech Group, pursuant to which, in conjunction with the Termination Agreement (as defined below), the Original Agreement was terminated. Under the terms of the TCA, the Company will pay Tech Group up to $16.8 million (the "Aggregate Termination Payment") for costs and expenses that were due and payable by the Company under the terms of the Original Agreement and for maintenance of a limited number of core Exubera inhaler manufacturing personnel and its dedicated Exubera inhaler manufacturing facility for a limited period in 2008. This maintenance arrangement is designed to preserve Tech Group's capability to provide future Exubera inhaler manufacturing in the event that the Company identifies a commercialization partner for Exubera and such partner elects to enter into a manufacturing and supply agreement with Tech Group. In that event, the Company could be relieved of its obligation to pay Tech Group up to $8.0 million of the Aggregate Termination Payment (or a lower amount depending on the timing of any agreement between a new commercialization partner and Tech Group). The TCA also includes a mutual release, confidentiality and certain other customary provisions.

On February 14, 2008, the Company entered into a Termination Agreement and Mutual Release Agreement (the "Termination Agreement") with Bespak, pursuant to which, in conjunction with the TCA, the Original Agreement was terminated. The Company has agreed to pay Bespak 11,000,000 GBP (or approximately $21.6 million USD) for costs and expenses that were due and payable by the Company under the terms of the Original Agreement. The Termination Agreement includes a mutual release, confidentiality and certain other customary provisions.

Both the TCA with Tech Group and the Termination Agreement with Bespak conclude all of the Company's financial and other obligations under the Original Agreement.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nektar Therapeutics

Date: February 14, 2008	By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel